Exhibit 1

Buenos Aires, January 13, 2017

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES S.A.

Ref.: Relevant Event. Merger by absorption among the Company, as the surviving party, and Petrobras Argentina S.A., Petrobras Energía Internacional S.A. and Albares Renovables Argentina S.A., as the absorbed parties (the “Merger”). Authorization for the publication of the Informative Prospectus.

Dear Sirs:

I address the National Securities Commission (“Comisión Nacional de Valores” or the “CNV”) and the Buenos Aires Stock Market S.A. (“Mercado de Valores de Buenos Aires” or “Merval”) in my capacity as Head of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company”) to inform you that on the date hereof, the CNV authorized the publication of the informative prospectus related to the Merger (the “Prospectus”) by sending it for publication to the Stock Exchange Daily Bulletin, acting on delegated powers by the Merval (according to Resolution N° 17,501 from the CNV).

Stockholders of the participating companies of the Merger, as well as any other interested third party can obtain a copy of the Prospectus — and any other relevant documents related to the merger —at Petrobras Argentina S.A. and the Company’s registered offices located at Maipú 1, City of Buenos Aires. Also, the Prospectus and all its exhibits are available for any interested party at the CNV’s web site (www.cnv.gob.ar) and Pampa’s web site (www.pampaenergia.com).